UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2015

RLJ ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Nevada
 (State or other jurisdiction of incorporation)

001-35675 (Commission File Number)	45-4950432 (IRS Employer Identification Number)

RLJ Entertainment, Inc.
8515 Georgia Avenue, Suite 650
Silver Spring, Maryland
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (301) 608-2115

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Securities Purchase Agreement

On May 14, 2015, RLJ Entertainment, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors, including RLJ SPAC LLC (a limited liability company controlled by Robert L. Johnson, the chairman of the Company’s board of directors), Peter Edwards, a member of the board, Morris Goldfarb, a member of the board, Wolverine Flagship Fund Trading Limited and Sudbury Capital Fund, L.P.  Pursuant to the terms of the Purchase Agreement the company has agreed to issue (a) to Wolverine, 4,000 shares of Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) at the stated value of $1,000.00 per share; (b) to Sudbury, 2,000 shares of Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred Stock”) at the stated value of $1,000.00 per share; (c) to RLJ SPAC LLC, Messrs. Edwards and Goldfarb and the holders of the Company’s subordinated notes, 25,100 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock” and together with the Series A-1 Preferred Stock and Series A-2 Preferred Stock, the “Preferred Stock”) at the stated value of $1,000.00 per share; and (d) to each investor, warrants to purchase a number of shares of common stock of the Company (the “Common Stock”) equal to 30% of such investor’s shares of Common Stock issuable upon conversion of such investor’s shares of Preferred Stock (the “Warrants”). RLJ SPAC will exchange its $15 million of Bridge Preferred Stock for Preferred Stock, and the holders of the subordinated notes will exchange approximately $8.5 million of subordinated notes for Preferred Stock. The balance of the proceeds of approximately $7.5 million will be paid in cash, with the net proceeds of approximately $6.8 million being used for general corporate purposes.

The Purchase Agreement requires the Company to seek to obtain the approval of the holders of Common Stock for the issuance of the number of shares of Common Stock issuable upon the conversion of the Preferred Stock and the exercise of the Warrants exceeding 19.99% of the outstanding Common Stock (“Shareholder Approval”).  The Company has received voting agreements from directors, officer and certain institutional investors holding in the aggregate more than 50% of the Common Stock to vote in favor of Shareholder Approval.

The Purchase Agreement contains customary representations, warranties, and covenants, including covenants relating to information rights, financial reporting, listing compliance under the NASDAQ Stock Market rules, Shareholder Approval and the use of proceeds. Closing under the Purchase Agreement is subject to the completion of the exchange of the subordinated notes, the appointment of the investors' two designees to the board of directors, NASDAQ approval of listing of the Common Stock issuable upon the conversion of the Preferred Stock and the exercise of the Warrants and other customary closing conditions.

Rights and Preferences of the Preferred Stock

The description below provides a summary of certain material terms of the Preferred Stock.

•	Dividends. Dividends of the Preferred Stock are cumulative and accrue from the date of initial issuance at a rate of 8.0% per annum. The first dividend payment date will be made on July 1, 2017 and subsequent dividends will be payable thereafter quarterly in arrears on the first day of each quarter and may be paid, at the Company’s discretion subject to certain conditions, in any combination of cash and shares of Common Stock. If the Company is unable to pay a dividend due the Company’s failure to meet certain equity conditions, the value of the dividend will accrue and be added to the stated value of the Preferred Stock.

•	Dividend Adjustment. Upon the occurrence of certain events (a “Triggering Event”), which include without limitation, failure to file a registration statement as required under the Purchase Agreement, suspension from trading or failure of the Common Stock to be traded or listed on certain markets or exchanges, and bankruptcy events, through such time the that the Triggering Event is cured, dividends on the Preferred Stock will accrue at a rate of 15% per annum.

•	Rank. Unless otherwise agreed to by the investors, all shares of capital stock of the Company, whether now existing or issued at a later date, shall be junior in rank to all shares of Preferred Stock with respect to the preferences as to dividends, distributions, and payments upon the liquidation, dissolution and winding up of the Company. Furthermore, the rights of all such shares of capital stock of the Company shall be subject to the rights, powers, preferences and privileges of the shares of Preferred Stock.

•	Optional Conversion The Conversion Rate is determined by dividing (a) the stated value of each share of Preferred Stock plus all accrued dividends on such share (the “Conversion Amount”) by (b) the Conversion Price (the initial conversion price is $1.00 per share). If the Company has not obtained Shareholder Approval, then the Company may not issue, upon conversion of shares of Preferred Stock or exercise of the Warrants, a number of shares of Common Stock which, when aggregated with any other shares of Common Stock issued in connection with the conversion of shares of Preferred Stock and the exercise of any Warrants issued in pursuant to the Purchase Agreement, would exceed 2,577,865 shares of Common Stock, which is 19.99% of the shares of Common Stock outstanding on the trading day immediately preceding the date of the Purchase Agreement.

•	Mandatory Conversion or Redemption at the Maturity Date. On the Maturity Date (as defined below), unless the Company fails to meet certain equity conditions, the Company, at its option, will either (a) require each holder of shares of Preferred Stock to convert all such shares into Common Stock at a conversion price equal to the lower of the Conversion Price then in effect and 85% of the five-day average of the volume-weighted average price for the preceding five (5) trading days; or (b) redeem all of the shares of Preferred Stock at a purchase price equal to the Conversion Amount.

•	Voting. Other than in connection with certain actions that require the approval of the holders of Preferred Stock, such as the creation or issuance of a series of stock with equal or greater rights than the Preferred Stock, an increase or decrease in the authorized number of shares of Preferred Stock, payment of dividends or distributions on any shares of capital stock of the Company junior in rank to the Preferred Stock, the holders of Preferred Stock shall have no voting rights except as required by law, including without limitation, the Nevada Revised Statutes.

•	Change of Control Redemption Right. Upon the consummation of certain transactions that result in a change of control of the Company, holders of shares of Preferred Stock may elect to have the Company redeem all or any portion of such holder’s shares of Preferred Stock at a premium. Change of control redemptions have priority over payments to all other shareholders of the Company in connection with such change of control.

•	Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation Event”), holders of shares of Preferred Stock are entitled receive cash out of the assets in an amount per share of Preferred Stock equal to the greater of (a) the liquidation amount plus any accrued and unpaid dividends on the date of the payment and (b) the amount per share such shareholder would receive if it converted its shares of Preferred Stock into shares of Common Stock immediately prior to the date of the payment. Any such distribution shall be paid prior to any amount being paid to holders of any shares of capital stock that are junior to the Preferred Stock.

•	Series A Board Representation. Upon the issuance of the Preferred Stock, the board will be increased by two directors to eleven directors and holders of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock will each designate one individual to serve on the board. In addition, if outstanding shares of Series A-1 Preferred Stock represent at least 15% of the outstanding capital stock of the Company, the holder of the Series A-1 Preferred Stock will have the right to designate one additional member of the board. Within six months after the issuance of the Preferred Stock, the board will be reduced to seven members.

•	Anti-dilution. Subject to certain exceptions applicable only to Preferred Stock held by directors, officers and their affiliates, if the Company sells any shares of Common Stock for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, then immediately after such issuance or sale, the Conversion Price will be reduced to such sale price.

•	Maturity Date. The Maturity Date is five years after the date that the Preferred Stock is issued; provided, however, the Maturity Date may be extended at the option of each holder of shares of Preferred Stock (a) if a Triggering Event occurs and is continuing or (b) through the date that is twenty business days after the Company consummates certain business combinations.

•	Financial Covenants. So long as Series A Preferred Stock remains outstanding, the Company, subject to certain exceptions, is required not to incur new indebtedness for borrowed money and is required to comply with certain financial covenants set forth in the Company’s senior credit agreement.

Warrants

The Warrants are exercisable for a five year term from the date of issuance at an exercise price of $1.50 per share.  Subject to certain exceptions applicable only to Warrants held by directors, officers and their affiliates, if the Company sells any shares of Common Stock for consideration per share less than the exercise price in effect immediately prior to such issuance or sale, then immediately after such issuance or sale, the exercise price shall be reduced to such sale price.  Upon the occurrence of certain business combinations, either (a) the Warrants will be converted into the right to acquire shares of stock or other securities or property of the successor entity or (b) the holder of a Warrant can elect to require the Company purchase the Warrant for the value of the unexercised portion of the Warrant.

Registration Rights Agreement

The Company will enter into a registration rights agreement with the investors that requires, among other things and subject to certain exceptions, the Company to register the Common Stock issuable upon conversion of the Preferred Stock or exercise of the Warrants within thirty days of the date of the registration rights agreement.

Item 3.02. Unregistered Sales of Equity Securities.

The information disclosed under Item 1.01 is incorporated into this Item 3.02 in its entirety.

The Preferred Stock and Warrants to be issued pursuant to the Purchase Agreement will be issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), as set forth in Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Item 8.01. Other Events.

On May 15, 2015, the Company issued a press release announcing the transactions contemplated by the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed transaction. In connection with the proposed transaction, the Company intends to file relevant materials with the SEC, including a proxy statement. Investors and security holders are urged to read the proxy statement when it becomes available, together with all other relevant documents filed with the SEC, because they will contain important information about the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website, http://www.sec.gov, or for free from the Company by contacting the Secretary, RLJ Entertainment, Inc., 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland, 20910, telephone: (301) 608-2115.

PARTICIPANTS IN SOLICITATION

The Company and its directors and executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the holders of Company common stock with respect to the proposed transaction. Information about the Company’s directors and executive officers is set forth in the proxy statement for the Company’s 2014 Annual Meeting of Stockholders, which was filed with the SEC on June 17, 2014. To the extent holdings of the Company’s securities have changed since the amounts contained in the proxy statement for the Company’s 2014 Annual Meeting of Stockholders, such changes have been or will be reflected in reports on Schedule 13D or Statements of Change in Ownership on Form 4 filed with the SEC. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the transaction (once available). These documents (when available) may be obtained free of charge from the SEC’s website http://www.sec.gov, or from the Company using the contact information above.

Item 9.01. Financial Statements and Exhibits.
(d)
 Exhibits:

Exhibit No.	Description
3.1	Form of Certificate of Designation of Series A-1 Convertible Preferred Stock
3.2	Form of Certificate of Designation of Series A-2 Convertible Preferred Stock
3.3	Form of Certificate of Designation of Series B-1 Convertible Preferred Stock
3.4	Form of Certificate of Designation of Series B-2 Convertible Preferred Stock
3.5	Form of Common Stock Purchase Warrant
10.1	Purchase Agreement, dated May 14, 2015, among the Company and the Investors
10.2	Registration Rights Agreement, dated May 14, 2015, among the Company and the Investors
99.1	Press release issued on May 15, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RLJ ENTERTAINMENT, INC.

Date: May 15, 2015	By:	/s/ MIGUEL PENELLA
Name: Miguel Penella
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description
3.1	Form of Certificate of Designation of Series A-1 Convertible Preferred Stock
3.2	Form of Certificate of Designation of Series A-2 Convertible Preferred Stock
3.3	Form of Certificate of Designation of Series B Convertible Preferred Stock
3.4	Form of Common Stock Purchase Warrant
3.5	Form of Common Stock Purchase Warrant
10.1	Purchase Agreement, dated May 14, 2015, among the Company and the Investors
10.2	Registration Rights Agreement, dated May ,14 2015, among the Company and the Investors
99.1	Press release issued on May 15, 2015